Exhibit 99.1

FOR RELEASE: Thursday, July 29, 2021 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR
THE THREE MONTHS AND YEAR ENDED JUNE 30, 2021

Shreveport, Louisiana – July 29, 2021 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended June 30, 2021 of $1.3 million compared to net income of $1.0 million reported for the three months ended June 30, 2020. The Company’s basic and diluted earnings per share were $0.40 and $0.37, respectively, for the three months ended June 30, 2021 compared to basic and diluted earnings per share (split adjusted) of $0.32 and $0.31, respectively, for the three months ended June 30, 2020. The Company reported net income of $5.4 million for the year ended June 30, 2021 compared to $3.9 million for the year ended June 30, 2020. The Company’s basic and diluted earnings per share (split adjusted) were $1.66 and $1.57, respectively, for the year ended June 30, 2021 compared to $1.15 and $1.07, respectively, for the year ended June 30, 2020.

The Company reported the following key achievements during the year ended June 30, 2021:

❖	Total deposits increased $45.8 million or 9.9% to $506.6 million at June 30, 2021, compared to $460.8 million at June 30, 2020.
❖	Total mortgage loans originated for sale were $194.6 million for the year ended June 30, 2021.
❖	Time deposits decreased $48.6 million, or 30.8%, to $109.0 million at June 30, 2021, compared to $157.6 million at June 30, 2020.

Home Federal Bank announced that its Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend, payable March 31, 2021, to stockholders of record as of March 22, 2021. Under the terms of the stock split, the Company’s stockholders received a dividend of one share for every share held on the record date. The dividend was paid in authorized but unissued shares of common stock of the Company. The par value of the Company's stock was not affected by the split and remained at $0.01 per share. The outstanding shares of stock after the split increased from approximately 1.7 million shares to 3.4 million shares.

In light of the events surrounding the COVID-19 epidemic, the Company is continually assessing the effects of the pandemic on its employees, customers and communities.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  The Company has worked diligently to help support its customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications and loan deferrals.  On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act extended the authority to make SBA PPP loans through May 31, 2021.  As of June 30, 2021, Home Federal Bank has funded 597 SBA PPP loans totaling approximately $68.8 million to existing customers and key prospects located primarily in our trade area of NW Louisiana.  Our commercial lenders and operational support staff have worked diligently to accomplish what seemed to be an insurmountable task in providing a lifeline to our small community businesses.  We believe the customer interaction during this time provides a real opportunity to broaden and deepen our customer relationships while benefiting our community.  We have had $38.6 million of SBA PPP loans that have been forgiven which represents 56.1% of the total amount of loans funded.   The provision for loan losses for the year ended June 30, 2021 was $1.8 million compared to $1.9 million for the year ended June 30, 2020.

    The increase in net income for the three months ended June 30, 2021, as compared to the prior year quarter resulted primarily from a $400,000, or 88.9%, decrease in provision for loan losses, and an increase of $56,000, or 5.8%, in non-interest income, partially offset by an increase of $112,000, or 3.4%, in non-interest expense, a $70,000, or 26.2% increase in provision for income taxes and a decrease of $15,000, or 0.4%, in net interest income. The decrease in net interest income for the three months ended June 30, 2021 was primarily due to a $447,000, or 8.7%, decrease in total interest income, partially offset by a $432,000, or 39.9% decrease in total interest expense, primarily due to a decrease of 54 basis points in the average rate on total interest-bearing deposits.  The Company’s average interest rate spread was 2.85% for the three months ended June 30, 2021 compared to 3.08% for the three months ended June 30, 2020. The Company’s net interest margin was 3.04% for the three months ended June 30, 2021 compared to 3.40% for the three months ended June 30, 2020.

 The increase in net income for the year ended June 30, 2021 resulted primarily from a $1.8 million, or 11.6%, increase in net interest income, an increase of $1.6 million, or 39.8%, in non-interest income, a $91,000, or 4.8%, decrease in provision for loan losses, partially offset by an increase of $1.4 million, or 11.3%, in non-interest expense, and an increase of $488,000, or 51.0%, in provision for income taxes. The increase in net interest income for the year was primarily due to a $1.9 million, or 35.9%, decrease in total interest expense, partially offset by $91,000, or 0.4%, decrease in total interest income. The Company’s average interest rate spread was 3.07% for the year ended June 30, 2021 compared to 3.13% for the year ended June 30, 2020. The Company’s net interest margin was 3.31% for the year ended June 30, 2021 compared to 3.46% for the year ended June 30, 2020.

The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended June 30,
	2021		2020
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$352,395	4.94%	$365,917	5.23%
Investment securities	76,806	1.66	65,252	2.10
Interest-earning deposits	102,944	0.11	46,659	0.15
Total interest-earning assets	$532,145	3.53%	$477,828	4.31%

Interest-bearing liabilities:
Savings accounts	$126,506	0.39%	$79,179	0.81%
NOW accounts	48,552	0.12	37,718	0.34
Money market accounts	84,934	0.15	74,188	0.45
Certificates of deposit	117,990	1.55	160,033	1.95
Total interest-bearing deposits	377,982	0.66	351,118	1.20
Other bank borrowings	1,774	3.39	1,927	3.33
FHLB advances	870	5.07	1,085	4.79
Total interest-bearing liabilities	$380,626	0.68%	$354,130	1.23%

	For the Year Ended June 30,
	2021		2020
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$366,546	5.16%	$340,302	5.42%
Investment securities	65,721	1.87	69,073	2.26
Interest-earning deposits	79,028	0.13	29,326	1.17
Total interest-earning assets	$511,295	3.96%	$438,701	4.64%

Interest-bearing liabilities:
Savings accounts	$108,592	0.52%	$63,719	1.10%
NOW accounts	44,655	0.20	33,206	0.53
Money market accounts	77,198	0.28	74,190	0.98
Certificates of deposit	138,603	1.68	167,666	2.05
Total interest-bearing deposits	369,048	0.87	338,781	1.49
Other bank borrowings	1,991	3.21	1,228	4.23
FHLB advances	923	4.88	1,197	4.76
Total interest-bearing liabilities	$371,962	0.89%	$341,206	1.51%

The $56,000 increase in non-interest income for the three months ended June 30, 2021, compared to the prior year quarterly period, was primarily due to an increase of $62,000 in service charges on deposit accounts, and a $37,000 increase in gain on sale of loans, partially offset by a $38,000 increase in loss on sale of real estate, and a $5,000 decrease in income from bank owned life insurance. The $1.6 million increase in non-interest income for the year ended June 30, 2021 compared to the prior year was primarily due to an increase of $1.8 million in gain on sale of loans, and an increase of $15,000 in other non-interest income, partially offset by a $219,000 decrease in gain on sale of securities, a $42,000 increase in loss on sale of real estate, a $28,000 decrease in service charges on deposit accounts, and a $12,000 decrease in income from bank owned life insurance. The Company sells most of its long-term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $112,000 increase in non-interest expense for the three months ended June 30, 2021, compared to the same period in 2020, is primarily attributable to increases of $84,000 in compensation and benefits expense, $40,000 in data processing expense, $39,000 in advertising expense, $34,000 in audit and examination fees, $26,000 in other non-interest expenses, and $9,000 in loan and collection expense. The increases were partially offset by decreases of $89,000 in occupancy and equipment expense, $22,000 in legal fees, $6,000 in franchise and bank shares tax expense, and $3,000 in deposit insurance premiums expense. The $1.4 million increase in non-interest expense for the year ended June 30, 2021, compared to the prior year, is primarily attributable to increases of $978,000 in compensation and benefits expense, $200,000 in real estate owned valuation adjustment expense, $176,000 in data processing expense, $88,000 in deposit insurance premium expense, $69,000 in other non-interest expenses, $49,000 in loan and collection expense, $48,000 in audit and examination fees expense, partially offset by decreases of $100,000 in advertising expense, $52,000 in franchise and bank shares tax expense, $43,000 in legal fees, and $13,000 in occupancy and equipment expense.

At June 30, 2021, the Company reported total assets of $565.7 million, an increase of $47.5 million, or 9.2%, compared to total assets of $518.2 million at June 30, 2020. The increase in assets was comprised primarily of increases in cash and cash equivalents of $49.5 million, or 90.3%, from $54.9 million at June 30, 2020 to $104.4 million at June 30, 2021, investment securities of $21.3 million, or 33.9%, from $62.9 million at June 30, 2020 to $84.3 million at June 30, 2021, premises and equipment of $1.7 million, or 12.7%, from $13.2 million at June 30, 2020 to $14.9 million at June 30, 2021, and deferred tax assets of $62,000, or 8.2%, from $757,000 at June 30, 2020 to $819,000 at June 30, 2021. These increases were partially offset by decreases in loans receivable, net of $23.5 million, or 6.5%, from $359.9 million at June 30, 2020 to $336.4 million at June 30, 2021, other assets of $632,000, or 5.9%, from $10.8 million at June 30, 2020 to $10.1 million at June 30, 2021, real estate owned of $567,000, or 59.7%, from $950,000 at June 30, 2020 to $383,000 at June 30, 2021, and loans held-for-sale of $371,000, or 2.5%, from $14.8 million at June 30, 2020 to $14.4 million at June 30, 2021. The increase in investment securities was primarily due to security purchases of $52.9 million offset by principal repayments on mortgage backed securities of $28.2 million and a redemption of FHLB stock for $2.4 million.

    Total liabilities increased $45.3 million, or 9.7%, from $467.7 million at June 30, 2020 to $513.0 million at June 30, 2021 primarily due to increases in total deposits of $45.8 million, or 9.9%, to $506.6 million at June 30, 2021 compared to $460.8 million at June 30, 2020, and $100,000, or 4.3%, in other borrowings from $2.3 million at June 30, 2020 to $2.4 million at June 30, 2021, partially offset by a decrease of $372,000, or 10.6% in other liabilities from $3.5 million at June 30, 2020 to $3.1 million at June 30, 2021, and a decrease of $193,000, or 18.2%, in advances from the Federal Home Loan Bank from $1.1 million at June 30, 2020 to $867,000 at June 30, 2021.  The increase in deposits was primarily due to a $45.3 million, or 54.1%, increase in savings deposits from $83.8 million at June 30, 2020 to $129.1 million at June 30, 2021, a $27.6 million, or 26.7%, increase in non-interest bearing deposits from $103.4 million at June 30, 2020 to $131.0 million at June 30, 2021, a $13.5 million, or 18.1%, increase in money market deposits from $74.6 million at June 30, 2020 to $88.2 million at June 30, 2021, and an increase in NOW accounts of $7.9 million, or 19.1%, from $41.4 million at June 30, 2020 to $49.3 million at June 30, 2021, partially offset by a decrease of $48.6 million, or 30.8%, in certificates of deposit from $157.6 million at June 30, 2020 to $109.0 million at June 30, 2021. The Company had $10.7 million in brokered deposits at June 30, 2021 compared to $16.1 million at June 30, 2020.  The decrease in advances from the Federal Home Loan Bank was primarily due to principal paydowns on amortizing advances.

At June 30, 2021, the Company had $1.4 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $7.2 million of non-performing assets at June 30, 2020, consisting of six commercial real estate loans to one borrower, two single-family residential loans, and one commercial real estate property and one single family residence in other real estate owned at June 30, 2021, compared to five single-family residential loans, five commercial real estate loans to one borrower, one lot loan, one land loan and two commercial real estate properties in other real estate owned at June 30, 2020.  The decrease in non-performing assets from $7.2 million at June 30, 2020 to $1.4 million at June 30, 2021 was primarily due to a payoff of $2.0 million on one lot loan and one land loan to the same borrower, a write-down of $907,000 on a lot loan, a write-down of $1.0 million on a commercial real estate loan, and the paydown of a portion of the collateral on the same commercial real estate loan totaling $449,000.  At June 30, 2021, the Company had two single family residential loans, and eight commercial real estate loans to one borrower classified as substandard compared to four single family residential loans, two commercial land and lot development loans, and six commercial real estate loans to one borrower classified as substandard at June 30, 2020. There were no loans classified as doubtful at June 30, 2021 or June 30, 2020.

Shareholders’ equity increased $2.2 million, or 4.3%, to $52.7 million at June 30, 2021 from $50.5 million at June 30, 2020.  The primary reasons for the changes in shareholders’ equity from June 30, 2020 were net income of $5.4 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $592,000, and proceeds from the issuance of common stock from the exercise of stock options of $587,000, partially offset by the acquisition of Company stock of $2.6 million, dividends paid totaling $1.1 million, and a decrease in the Company’s accumulated other comprehensive income of $640,000.

The Company repurchased 159,024 shares of its common stock during the year ended June 30, 2021 at an average price per share of $13.05. On November 18, 2020, the Company announced that its Board of Directors approved a tenth stock repurchase program for the repurchase of up to 170,000 shares (split adjusted). As of June 30, 2021, there were 134,600 shares remaining for repurchase under the tenth stock repurchase program.

    Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loans, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30, 2021	June 30, 2020
	(Unaudited)
ASSETS

Cash and cash equivalents	$104,405	$54,871
Debt Securities available-for-sale at fair value	29,550	42,060
Securities held-to-maturity (fair value June 30, 2021: $54,608; June 30, 2020: $21,879)	54,706	20,858
Loans held-for-sale	14,427	14,798
Loans receivable, net of allowance for loan losses (June 30, 2021: $4,121; June 30, 2020: $4,081)	336,394	359,927
Premises and equipment, net	14,915	13,235
Deferred tax asset	819	757
Real estate owned	383	950
Other assets	10,132	10,764

Total assets	$565,731	$518,220

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$506,596	$460,810
Advances from the Federal Home Loan Bank of Dallas	867	1,060
Other Borrowings	2,400	2,300
Other liabilities	3,143	3,515

Total liabilities	513,006	467,685

Shareholders’ equity	52,725	50,535

Total liabilities and shareholders’ equity	$565,731	$518,220

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest income
Loans, including fees	$4,339	$4,773	$18,913	$18,435
Investment securities	--	9	5	52
Mortgage-backed securities	318	341	1,223	1,559
Other interest-earning assets	28	9	104	290
Total interest income	4,685	5,132	20,245	20,336
Interest expense
Deposits	624	1,053	3,195	5,045
Federal Home Loan Bank borrowings	11	13	45	57
Other bank borrowings	15	16	64	52
Total interest expense	650	1,082	3,304	5,154
Net interest income	4,035	4,050	16,941	15,182

Provision for loan losses	50	450	1,800	1,891
Net interest income after provision for loan losses	3,985	3,600	15,141	13,291

Non-interest income
Gain on sale of loans	766	729	4,319	2,480
Loss on sale of real estate and fixed assets	(42)	(4)	(42)	--
Gain on sale of securities	--	--	--	219
Income on Bank-Owned Life Insurance	29	34	127	139
Service charges on deposit accounts	260	198	991	1,019
Other income	14	14	57	42

Total non-interest income	1,027	971	5,452	3,899

Non-interest expense
Compensation and benefits	2,114	2,030	8,665	7,687
Occupancy and equipment	357	446	1,514	1,527
Data processing	179	139	750	574
Audit and examination fees	54	20	233	185
Franchise and bank shares tax	105	111	407	459
Advertising	72	33	190	290
Legal fees	97	119	452	495
Loan and collection	100	91	366	317
Real estate owned valuation adjustment	--	--	200	--
Deposit insurance premium	34	37	137	49
Other expenses	266	240	869	800

Total non-interest expense	3,378	3,266	13,783	12,383

Income before income taxes	1,634	1,305	6,810	4,807
Provision for income tax expense	337	267	1,445	957

NET INCOME	$1,297	$1,038	$5,365	$3,850

EARNINGS PER SHARE

Basic	$0.40	$0.32	$1.66	$1.15
Diluted	$0.37	$0.31	$1.57	$1.07

	Three Months Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020

Selected Operating Ratios(1):
Average interest rate spread	2.85%	3.08%	3.07%	3.13%
Net interest margin	3.04%	3.40%	3.31%	3.46%
Return on average assets	0.91%	0.82%	0.98%	0.83%
Return on average equity	9.88%	8.27%	10.45%	7.74%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.24%	1.34%	0.24%	1.34%
Allowance for loan losses as a percent of non-performing loans	420.70%	58.56%	420.70%	58.56%
Allowance for loan losses as a percent of total loans receivable	1.21%	1.12%	1.21%	1.12%

Per Share Data:
Shares outstanding at period end	3,350,966	3,449,024	3,350,966	3,449,024
Weighted average shares outstanding:
Basic	3,206,916	3,288,302	3,230,499	3,363,632
Diluted	3,498,976	3,425,812	3,426,203	3,594,770
Tangible book value at period end	$15.73	$14.65	$15.73	$14.65

(1) Ratios for the three month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow Chairman of the Board, President and Chief Executive Officer (318) 222-1145